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
BELLSOUTH

2000 ANNUAL MEETING
April 24, 2000
SPEECH BY DUANE ACKERMAN, CHAIRMAN AND CEO


Good morning, ladies and gentlemen. I'm Duane Ackerman, Chairman of the Board and Chief Executive Officer of BellSouth.

The video you just saw is a great way to kick off BellSouth's 16th Annual Shareholders Meeting.

The video introduces you to BellSouth's new branding and advertising campaign, and I think you'll agree, there's a lot of energy there.

I'll come back to the campaign later in the meeting and tell you more about what's going on at your company.

Consistent with that energy, we are conducting a live webcast of this meeting.

The webcast will be available on our investor website at WWW.BellSouth.Com/Investor

You'll find this URL on the pen in your chair .

It gives me great pleasure to welcome all of the attendees to this meeting... those of you joining us via the Internet and the audience here at Cobb Galleria Centre in Atlanta, Georgia.

Atlanta is the home base for BellSouth's worldwide operations.

The printed program, which was placed in your chair is also available on the web site.

It outlines today's agenda and the procedures that we will follow.

I would like to take a minute to review the agenda.

Following the introduction of the BellSouth Board of Directors and some of BellSouth's senior management team, I will ask Carl Swearingen, BellSouth Corporate Secretary, to give his Report.

After calling the meeting to order, we will begin the governance portion of the meeting.

At that time,each of the proposals will be presented.

A brief discussion period will follow the presentation of each proposal, and you will be given an opportunity to vote.

I will end this business portion of our meeting by closing the polls.

Then I would like to take a few minutes to update you on the progress of your company since last year's meeting.

We've made several announcements over the past few months that present exciting opportunities for BellSouth... and I would like to share my thoughts with you on those opportunities.

Following my presentation,there will be time for you to ask questions you may have about BellSouth. I will announce the preliminary voting results when they become available before the end of the meeting.

Now, let me present the members of BellSouth's Board of Directors.

I'll ask them to stand and remain standing. Please hold your applause until everyone has been introduced.

BellSouth has a classified board with staggered three-year terms.

Directors whose terms expire in the year 2001 are:

James H. Blanchard, Chairman of the Board and Chief Executive Officer, Synovus Financial Corporation, a bank holding company in Georgia and one of the largest credit card processors in the nation;

Armando M. Codina, Chairman of the Board and Chief Executive Officer, Codina Group Incorporated, a real estate development company in Miami;

Leo F. Mullin,
Chairman and Chief Executive Officer,
Delta Air Lines.

Directors with terms that expire in 2002 are:

Reuben V. Anderson, Partner at the law firm of Phelps Dunbar in Jackson, Mississippi and former Justice of the Supreme Court of Mississippi;

Kathleen F. Feldstein, President, Economics Studies, Incorporated, a private economics consulting firm in Boston, Massachusetts;

John G. Medlin, Jr., Chairman Emeritus of the Board of Wachovia Corporation, one of the Southeast's principal banks;

and, myself.

I am now pleased to present the nominees for election at this meeting to a term expiring in 2003. They are:

J. Hyatt Brown,
Chairman of the Board, President and Chief Executive Officer,
Brown & Brown, Incorporated, an insurance services company in Daytona Beach;

Eugene F. Murphy,
Retired Vice Chairman of the Board and Executive Officer, General Electric Company, the diversified services, technology and manufacturing company;

Robin B. Smith,
Chairman of the Board and Chief Executive Officer, Publishers Clearing House, one of the nation's largest magazine subscription companies;

William S. Stavropoulos, President and Chief Executive Officer, The Dow Chemical Company, one of the largest chemical manufacturing companies in the country.

James P. Kelly,
Chairman of the Board and Chief Executive Officer, United Parcel Service Incorporated, a global express carrier and package distribution logistics company. Jim had to be out of the country and regrets that he could not be with us today.

Also, nominated for election at this meeting to a term expiring in 2001:

Joseph M. Magliochetti, Chairman of the Board and Chief Executive Officer, Dana Corporation, a supplier of motor vehicles and parts.

At this time, I would like to recognize three of your directors who are retiring today, Phyllis Burke Davis, Retired Senior Vice President of Avon Products, C. Dixon Spangler, Chairman of the Board of C.D. Spangler Construction Company, and
J. Tylee Wilson, Retired Chairman of the Board and Chief Executive Officer, RJR Nabisco.

Each has served as a director of BellSouth for over 12 years and has contributed significantly to BellSouth's continuing success during that period of time. We will certainly miss their presence and their guidance.

Phyllis, Dick and Tylee, I would like to thank each of you on behalf of BellSouth's shareholders for a job well done.

Please join me in a round of applause for all of the directors presented here.

We have a special guest in our audience today, John Clendenin, the retired Chairman and Chief Executive Officer of BellSouth. John, it's a pleasure to have you here with us today. Please stand and be recognized.

I would also like to recognize another special guest, Jimmy Smith.

Jimmy is the Vice President of the Communications Workers of America, District 3, which covers the nine southeastern states served by BellSouth.

All of us work together for the benefit of our shareholders, the customers we serve, and our employees.

Jimmy, would you like to make a few remarks?

Thank you, Jimmy.

Before we begin the business part of today's meeting, I would also like to introduce some of the senior members of BellSouth's management team. I'll ask them to stand as I call their names. Please hold your applause until everyone has been introduced.

The officers are:

Gary Forsee,
Chief Staff Officer

Jere Drummond,
Vice Chairman, External Affairs

Ron Dykes,
Chief Financial Officer

Charles Morgan,
General Counsel

Fran Dramis,
Chief Information and Ecommerce Officer

Carl Swearingen,
Senior Vice President, Corporate Compliance and Corporate Secretary

Nancy Humphries,
Vice President,
Investor Relations

Ike Harris,
Vice President,
Finance

Margaret Greene, Executive Vice President, Regulatory and External Affairs

Dick Sibbernsen,
Vice President,
Human Resources,
and

Buddy Miller,
President,
BellSouth International.

These individuals represent some of the finest leaders in the telecommunications industry, and I am very proud to work with them. Please join me in a round of applause.

Ackerman:
Carl Swearingen will now make the Secretary's report.

Swearingen: Thank you, Mr. Ackerman. I present proof by affidavit that the notice of the meeting has been duly given, and that a proxy statement has been mailed to every shareholder of record of common shares as of March 6, 2000.

I also report that the inspector of elections -- Frank Obara (Oh-bear-uh) of the Corporation Trust Company -- has signed the oath of office. He has filed a certificate with me stating that a quorum of the holders of stock of the company is present in person, or is represented by proxy at this meeting.

Ackerman:  Thank you,  Carl.  Ladies and  Gentlemen...  Fellow  Shareholders  of
BellSouth,   I  declare  the  2000  Annual  Meeting  of  BellSouth  Shareholders
officially convened.

I will now begin the business portion of the agenda.

There are some important items of business to be presented this morning. In addition to the two Directors' proposals, we have one shareholder proposal.

A short discussion period will follow the presentation of each proposal.

If you would like to ask a question about the business matters to be voted upon, or make comments about the business part of this meeting, please go to one of the microphones in the aisle.

We have people in place who will assist you.

Please give the attendant your name and city so that they can introduce you.

I ask that you limit your remarks to no more than two minutes so that everyone who wishes to speak may do so.

Please remember that only shareholders and proxy holders may address the meeting, and comments at this time should relate to the business matters being considered.

Hold any general questions regarding BellSouth's plans, strategies or operations for the general discussion period scheduled for later in the meeting.

If you have questions on personal issues not directly related to the business matters, please see the staff at the employee or shareholder information tables immediately after the meeting.

The tables are located outside the doors to your right.

We also have BellSouth products and services representatives in the lobby to address your questions.

This portion of the meeting is to address only the business matters that we are voting on.

Now if you have already voted, your shares will be voted according to your directions and it will not be necessary for you to fill out a ballot at this meeting.

If you have not voted,
or if you wish to change your earlier vote, you will need to use the ballot provided at your seat.

Please be sure to fill out the section of the ballot that gives us information about you, including your shareholder account number or your social security number.

Ushers will collect your ballots after we complete the business matters section of this meeting.

The polls are now open.

Our first item of business is the election of Directors.

As I mentioned earlier, we have a classified board and will be voting for six nominees for election this morning.

You met them a few moments ago. But, as a reminder, they are:

* J. Hyatt Brown
* James P. Kelly

* Joseph M. Magliochetti
* Eugene F. Murphy
* Robin B. Smith
* William S. Stavropoulos

Is there any discussion regarding these nominees?

Hearing none, we will turn to the next item on our agenda.

In our second proposal, the Board of Directors is recommending ratification of the selection of PricewaterhouseCoopers as the Company's independent auditors for the coming year.

I   would   like  to   introduce   T.J.   Mangold,   engagement   partner   with
PricewaterhouseCoopers. T.J., would you please stand. T.J. is here to answer any questions you may want to direct to PricewaterhouseCoopers.

Are there any questions for him at this time?

Thank you, T.J.

The shareholder proposal to be voted on this year was submitted by Mr. Richard Dee of New York City.
Mr. Dee has told us that he or his representative will present his proposal. Is Mr. Dee or his representative in the audience?

Ackerman:
Thank you Mr. Dee.

The process for the selection of directors for a company's board is different from political elections that involve two or more parties with dissimilar local or national agendas.

The BellSouth Board of Directors views the present  nominating process to be the
most   practical   means  of  ensuring   that   individuals   with   appropriate
qualifications continue to serve on the BellSouth Board.

For these reasons, which are discussed in more detail in the proxy statement, the board strongly recommends a vote "Against" this proposal.

Is there any discussion?

Let us proceed with the vote on the proposals that have just been presented.

I will now ask the ushers to collect your ballots.

As I mentioned earlier, there is no need to cast a ballot here today unless you wish to change your vote, or if you are voting today for the first time. Please hand your ballot to one of the ushers.

If you submit a ballot this morning, your vote will be tallied in the final count, and the results will be reported on our web site as soon as they are available. They will also be reported in your August shareholder newsletter.

I'm going to pause here for about three minutes to allow the ushers time to collect your ballots.

While we are waiting for the ballots to be collected, I'm going to show you some of the television advertising we're using as part of the comprehensive new branding campaign that is strengthening BellSouth's position in the electronic commerce and Internet marketplaces.

I hope you enjoyed these spots from our new advertising campaign and the energy they exude.

Has everyone turned in his or her ballot?

I now declare the polls closed.

With that, we come to the part of the annual meeting that I look forward to the most.

That is the opportunity to tell you about BellSouth's business.

Ladies and gentlemen, the communications industry continues to experience dramatic change in both technology and structure.

BellSouth is also experiencing some bold, dramatic change and, as you may have observed several of these activities have occured very close together over the last several months.

* For example...
we are creating a new, powerful joint venture with SBC Communications in the wireless world.

* We have repositioned our assets in Europe, strengthing our strategic position there, as well as enabling the market to have a better view of those assets for purposes of valuation.

* And we have announced our intention to create a tracking stock for our Latin American businesses.


We need to reflect on some of these changes for a few moments because of the importance these transactions have to you as an investor.

As a result of these activities- combined with operating performance- I am even more optimistic about BellSouth's future, and I want to tell you why.

Let's start with our new nationwide wireless company.

Earlier this month, we made a major announcement with SBC.

We're combining our domestic wireless businesses to create the second largest wireless company in the country.

BellSouth and SBC will share joint and equal control of the new company. BellSouth's economic stake will be 40 percent.

This new company will be larger than Sprint PCS, and larger than AT&T Wireless... and, frankly, it will have much higher profit margins.

You know, size is important... and profitability even more so. But... in a competitive marketplace where people expect anytime/anywhere communications... coverage is critical.

This map gives you an idea of the impressive scale and scope of this initiative.

It shows that the new company covers 19 of the nation's top 20 markets, and 40 of the top 50 cellular markets.

For wireless data,
the joint venture covers a full 93 percent of the urban business population... serving 492 cities.

We'll offer customers a variety of services...
wireless Internet access interactive messaging...
attractive national rate plans...
and packages,
including wireline services such as high-speed DSL.

Let me give you a snapshot of what this new company will look like on Day One.

It will cover a total population of 175 million.

It will serve more than 16 million customers.

It will have more than $10 billion in revenues.

It will have double-digit growth in customers and revenues.

It will have industry-leading margins. It will have leadership in market share.

And there's a lot more about this deal that makes BellSouth and SBC a great wireless competitor.

Our existing cellular footprints fit together nicely - there's not a lot of overlap.

We'll have unparalleled distribution capabilities, with more than 15,000 points of customer contact.

We use consistent technologies, so meshing the networks will not be a problem.

We both have management teams that are focused on financial results and customer service.

BellSouth and SBC have reputations for quality that come from the most important source... and that's our customers. Both companies are repeated recipients of the J.D. Power Award for wireless service in several of the markets that we serve.

On our own, BellSouth has captured its 10th J.D. Power award.

The overriding goal of the BellSouth/SBC combination is to continue... and to accelerate growth in a fast-expanding industry.

We further believe that wireless communications is at the dawn of a new era in the United States, driven by the Internet and data services.

Analysts project explosive nationwide growth in wireless data -- from 3 million customers today, to 36 million in 2003.

Experts say that within a few years, 7 out of 10 of us will be using wireless phones, interactive pagers, personal digital assistants and numerous other handheld devices that have yet to hit the market.

The most innovative wireless applications the marketplace has to offer are already running on the BellSouth Intelligent Wireless Network today.

This totally digital network boasts more than 300,000 customers, including 160 of the Fortune 1000 companies.

For example, in addition to the RIM e-mail pager and the Palm VII, America Online will soon be delivering the wireless version of its flagship Instant Messenger product via this network.

We're also partnering with Sun Microsystems to stimulate wireless applications based on the popular Java programming language.

In a nutshell, our joint venture will lead the wireless data revolution.

We're looking beyond voice... to remote monitoring and transactions - really, to any wireless application that eliminates barriers between critical information and mobile customers.

In summary, we are creating the second largest wireless company in the United States.

We are combining two great wireless companies with excellent track records and commitments to profitable growth.

And...we have created this powerful new force...in one of the industry's premier growth areas... without diluting your investment as a BellSouth shareholder.

Now, let me turn your attention from North America to another vital arena in the global marketplace... and that's Europe.

One of the other big changes at your company since our last annual meeting is how we strengthened BellSouth's strategic position in Europe.

We accomplished this with the alliance that we formed late last year with KPN Royal Dutch Telecom.

Together with KPN... BellSouth purchased the German wireless company E-Plus... in effect, turning our initial investment of about $150 million into a multi-billion dollar asset.

Germany is a very strong base for potential further opportunities in Europe.

We've been in that country since 1993 when we acquired an interest in E-Plus.

Germany is the largest economy in the European Union.

It has a population of 82 million but... wireless penetration is only 23 percent, compared to 33 percent in the rest of Europe.

E-Plus...with 3.4 million total customers at the end of 1999...grew 90 percent last year.

The deal that we negotiated with KPN gives us a number of important new options for the future.

We leveraged our right of first refusal...to purchase the E-Plus shares of our two partners... and...in the process, we struck a creative arrangement with KPN.

We turned our

22.5 percent minority stake in E-Plus into shared control of this fast-growing company.

Not only that, we acquired options -- and could acquire additional warrants -- that would convert into a major equity stake in KPN or... in KPN Mobile.

KPN Mobile is a holding company for all of KPN's wireless investments.

It's expected to go public sometime this year.

The SBC and KPN deals are two major reasons that I'm so optimistic about the future of the company that you own.

But not everything has changed.

We continue to invest  billions  of dollars  every  year...  to  strengthen  the
Internet...    data...    and   broadband    capabilities    of   our   domestic
telecommunications network.

And these investments continue to pay off.

In 1999, data revenues surged 33 percent to $2.8 billion.

Calling feature revenues increased 17 percent to $1.9 billion. And... We're off to a very good start this year, as well. You may have seen the first quarter results we announced last Thursday.

Normalized earnings per share increased 13 percent

Data revenues grew 31 percent... and we added nearly 1.3 million wireless customers worldwide in just three months.

Another thing that hasn't changed - except perhaps to get even better - is the dedication and skills of our people.

The contributions of our employees continue to go far beyond the award-winning service they provide to our customers.

Because BellSouth people care about what they do...
and where they live.

They are always helping other people...

whether it's their customers on the job... or their neighbors on their own time.

Our employees have a true spirit of service.

That spirit makes this company a part of the fabric of the communities we serve.

Communities are marketplaces, too.

I believe our employees' heritage... of giving back to the community... gives BellSouth a competitive advantage in the marketplace... Few companies can match.

I also want to inform you that on March 29th, BellSouth filed with the Securities and Exchange Commission, or SEC,... a proxy statement relating to a special shareholders' meeting.

We will be calling a special meeting for shareholders... to approve our plan to create a series of common stock to track the performance of our Latin American businesses.

The proxy statement will be mailed to you later this spring.

It will contain details about the terms of the tracking stock... BellSouth's Latin American businesses... and the expected benefits of the tracking stock structure.

I urge you to carefully review the proxy statement because it will contain important information.

Because of the proposed Initial Public Offering of the Latin American tracking stock... we are in a "quiet period" until the SEC clears our filings.

You can view our preliminary filing on the BellSouth Web site...
or on the SEC's Web site, WWW.SEC.gov


Before we get to your questions... I want to comment about our stock price.

I was pleased with BellSouth's financial and operating performance in 1999.

Normalized earnings per share grew 22 percent.

This is a significant acceleration compared to 16.3 percent growth in 1998.

In fact, over the last six years... our compound earnings growth has significantly outstripped both our peer group and the S&P 500. I must tell you, however... that after our stock price went up 77 percent in 1998... I was disappointed that our sustained improvement in fundamental performance was not reflected in our stock price during most of 1999.

Earnings driven valuations may have temporarily taken a back seat at the stock exchanges... but that's no reason to change the way we manage your company.

Operationally...   BellSouth  is  committed  to  serving  our  customers...  And strategically... We are committed to positioning BellSouth to win in today's communications markets.

We will continue to execute... both in strategy and in operations... as good stewards of your investment.


Be it Old Economy, or New Economy... or some combination of both... We continue to believe that sustained earnings growth will drive stock price over time.

The initiatives that I have shared with you today are designed to generate that earnings growth... and to capture the value that comes from owning a business that is focused on strategy and execution.

I thank you for your support, and I thank you for your investment in BellSouth.

We're glad you're here today. Now... It's your turn...

At this time I would be happy to take any questions you have about the business of BellSouth.

I ask that you restrict your comments to the business, or to issues of interest to the general shareholder body here today.

If you have a question pertaining to a personal issue or company policy, we'll be happy to talk with you individually after the meeting adjourns.

Please direct those questions to the staff located at the employee and shareholder relations' tables outside the doors to your right.

Again, in order to assure that everyone who wishes to ask a question has an opportunity to do so, I ask that you limit your comments to two minutes.

Please go to one of the microphones if you have a question and an attendant will assist you there.


I see that we now have the preliminary results of the voting.

I am pleased to report that the nominees for election to the board have been elected by a substantial margin.

PricewaterhouseCoopers has been ratified as our independent auditors for 2000.

With respect to the shareholder proposal, it has been defeated by a significant margin.

As I mentioned earlier... the final voting results will be reported as soon as they are available on our investor web site... and in the Second Quarter Shareholder Newsletter, which you will receive in August.

Are there any further matters for discussion?

Hearing none,
is there a motion that we adjourn this meeting?


Is there a second?

We have a motion and a second.

All those in favor, say aye... all those opposed, say nay...

The ayes have it.

Let me say how much we appreciate your active interest in BellSouth and thank you for coming to your annual meeting today.

The 2000 Annual Meeting of Shareholders of BellSouth Corporation now stands adjourned.